Exhibit 99.1

  Allegheny Technologies Expects Strong Fourth Quarter 2004 Results


    PITTSBURGH--(BUSINESS WIRE)--Jan. 18, 2005--Allegheny Technologies Incorporated (NYSE:ATI) said today that it expects fourth quarter 2004 earnings to be in the range of $0.32 to $0.37 per share. The Company plans to release its fourth quarter and full-year 2004 results before the market opens on January 31, 2005.
    "Our projected fourth quarter 2004 results are due primarily to better than expected operating results in our Flat-Rolled Products and High Performance Metals segments," said Pat Hassey, Chairman, President and Chief Executive Officer of Allegheny Technologies. "Fourth quarter 2004 results benefited from operating efficiencies and cost reductions, which were enhanced by the successful integration of this past summer's stainless steel asset acquisition and our upgraded high performance metals rolling mill. The fourth quarter 2004 results include a LIFO inventory valuation reserve charge of approximately $30 million due to higher raw materials costs. Looking ahead, we continue to be optimistic about 2005."
    ATI plans to provide more information on its fourth quarter 2004 earnings and its outlook for 2005 in the Company's earnings news release. ATI will provide live Internet listening access to its conference call scheduled for January 31, 2005, at 1 p.m. ET. The conference call will be broadcast at www.alleghenytechnologies.com.
    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainties and changes in circumstances. Actual results may differ materially from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Allegheny Technologies' filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.
    Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials producers in the world. The Company has approximately 9,000 full-time employees world-wide and its talented people use innovative technologies to offer growing global markets a wide range of specialty materials. High-value products include nickel-based and cobalt-based alloys and superalloys, titanium and titanium alloys, specialty steels, super stainless steel, exotic alloys, which include zirconium, hafnium and niobium, tungsten materials, and highly engineered strip and Precision Rolled Strip(R) products. In addition, we produce commodity specialty materials such as stainless steel sheet and plate, silicon and tool steels, and forgings and castings. The Allegheny Technologies website can be found at www.alleghenytechnologies.com.


    CONTACT: Allegheny Technologies Incorporated
             Dan L. Greenfield, 412-394-3004